Code of Ethics                                                  Appendix 1

I.

STANDARDS OF BUSINESS CONDUCT

1.1

Introduction

As a fiduciary the Firm stands in a position of trust and confidence with respect to its clients.  Accordingly, the Firm has a duty to place the interests of its clients before its own interests and that of its Employees; to act honestly, in good faith and to exercise the degree of care, diligence and skill that a reasonably prudent investment advisor would exercise in the circumstances.

In order to assist the Firm and its Employees in meeting the Firm’s obligations as a fiduciary, the Firm has adopted this Code of Ethics (the “Code”), the purpose of which is to ensure the fair treatment of the Firm’s clients through the exercise of the highest standards of integrity and ethical business conduct by the Firm and its Employees.

Employees must avoid any situation in which personal interests conflict with their duties to the Firm and its clients.  When faced with a conflict of interest, all Employees are required to exercise the business judgment of responsible persons, uninfluenced by considerations other than the best interests of the Firm’s clients.

Each Employee is subject to the rules and restrictions contained herein with respect to their personal securities trading, gifts and business entertainment, external affiliations and political and governmental activities. The rules set out the minimum standards; however the spirit of the rules must also be complied with. Failure to follow the spirit, as well as the detail, of the rules themselves may result in disciplinary action.

Employees should understand that the general principles apply to all conduct with clients, external persons and other Employees, whether or not the conduct is covered also by more specific standards or procedures as set forth herein.

FAILURE TO COMPLY WITH THE CODE MAY RESULT IN DISCIPLINARY ACTION, INCLUDING TERMINATION OF EMPLOYMENT.

1.2

Persons covered by the Code of Ethics

This Code, including the personal account dealing policies which it contains, applies to all Employees as defined herein.   For the purpose of this Code “Employees” includes “relevant persons”1 as defined by the FCA and “Access Persons”2 as defined by the SEC, but will exclude outsourcers operating pursuant to outsource arrangements which address conflicts of interest arising, including personal securities transactions.

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1.3

Obligation to Comply with the Law

The Firm and its Employees are required to comply with all laws applicable to its business operations, including the FCA rules and regulations (“FCA Rules”), the Securities Act of 1933, the Exchange Act, the Investment Company Act, the Advisers Act and any rules adopted by the SEC under these and other applicable statutes (“SEC Rules”) and other applicable regulatory and legal obligations concerning the provision of investment services.  Employees have a duty to know, understand and comply with any of those laws which apply to their duties and responsibilities.  Employees must be aware that their legal obligations may be more extensive than their obligations to the Firm and its clients

II.

Personal Securities Trading

2.1

Definition of “Personal Account”

A Personal Account for the purpose of this Code includes any securities account over which:

(i)

the Employee exercises sole or joint direct or indirect influence or control, or

(ii)

in which the Employee has direct or indirect beneficial ownership.  An Employee is deemed to have beneficial ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the Personal Account.

For the avoidance of doubt Personal Accounts include any contractual arrangements for the purchase and sale of securities and not just securities accounts with stock brokers

Therefore this policy covers Employees’ own personal securities transactions as well as those of related persons as detailed below.  A Personal Account will include any account maintained by or for:

➢

An Employee;

➢

An Employee's spouse or a partner who is considered by national law to be  equivalent to a spouse;

➢

Any immediate family members who reside in the same household as the Employee;

➢

Any person to whom an Employee provides primary financial support, and either (i) whose financial affairs are controlled by the Employee, or (ii) for whom the Employee provides discretionary advisory services;

➢

Any joint account that includes an Employee as a participant;

➢

Any account for which the Employee acts as trustee, executor or custodian (this does not apply to accounts for which the Employee is providing trustee services and has no personal interest, or is relying entirely on the advice of another person such as another broker or a solicitor);

➢

Any account over which the Employee has investment discretion or otherwise can exercise control;

➢

Any partnership, corporation or other entity in which the Employee has a 25% or greater beneficial interest, or in which the Employee exercises effective control.

➢

Any other account in which an Employee is directly or indirectly financially interested.

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Exemptions

Personal Accounts need not include any account over which the Employee has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

2.2

Definition of “Reportable Securities”

This Code applies to transactions in “Reportable Securities”3 which include stocks, bonds or other debt instruments, participations, convertible securities, warrants, options, futures contracts, CFDs, any other type of derivative instrument, spread bets, funds (including hedge funds).

Exemptions

Reportable Securities do not include the following:

(i)

UK or US government securities;

(ii)

Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)

Shares issued by money market funds;

(iv)

Shares issued by other types of FCA authorised funds, SEC registered Mutual Funds and other registered funds (other than exchange traded funds or registered funds whose investment manager or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm); and

(v)

Shares issued by unit or investment trusts (UK or US) that are invested exclusively in funds included within item (iv) above.

III.

RESTRICTIONS ON TRADING IN PERSONAL ACCOUNTS

1.1

Pre-Clearance Requirement

An Employee must obtain pre-clearance from the Compliance Officer, or in his absence the Chief Executive Officer, before undertaking trading in any Reportable Securities for their Personal Account.  The Compliance Officer must obtain pre-clearance from the Chief Executive Officer.  Approval will not normally be given for trading in securities held in or permitted under the investment mandates of the Firm’s client accounts.

Exceptions from Pre-clearance Requirements

The following transactions in Personal Accounts will be exempt only from the pre-clearance requirements.

(A)

Purchases or sales that are non-volitional on the part of the Employee such as acquisitions of securities through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations.

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(B)

Purchases or sales pursuant to an automatic investment plan; (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

(C)

Purchases or sales of interests in Somerset Funds.

(D)

Transactions in any foreign exchange derivative.

(E)

Transactions in any security or derivative, the value of which is determined by a stock market index.

3.2

Important Restrictions

An Employee can trade in a Personal Account only where there is nothing to his/her knowledge to prevent the trade being undertaken because of a conflict of interest or other restriction.  This includes any conflicts that could possibly arise in connection with client trades and insider information.  In addition, the following important prohibitions apply to trading in Personal Accounts:

(i)

Counselling and Procuring

Any Employee who is precluded from entering into a transaction for his or her Personal Account must not:

(a)

procure any other person to enter into such a transaction; or

(b)

communicate any information or opinion to any other person if he knows or ought to know that the person will as a result, enter into such a transaction, or counsel or procure some other person to do so.

This does not apply to actions which an Employee might take in the course of his or her employment with the Firm. For example, the fact that an Employee is prohibited from dealing in a security as a result of (a) or (b) above does not mean that the Employee is precluded from dealing for a customer.

(ii)

Dealing when in possession of “Inside Information”

Dealing whist in possession of “inside information” is not permitted.4

(iii)

Dealing in Investments or Related Investments Listed on the  “Restricted List"

Dealing for a Personal Account in securities on the Firm’s Restricted List in not permitted.5

 (iv)

Selling or Buying from a Client

In relation to any specific investment, Employees may not sell to or buy securities from any client of the Firm for their Personal Accounts.

(v)

Personal Benefits

If an Employee’s functions involves giving investment advice, including the preparation of research material, or entering into transactions in investments for the account of the Firm’s clients, the Employee must not accept from any person any benefit or inducement which might be seen as conflicting with the Employee’s duties to the Firm or to any of the Firm’s clients.  Benefits and inducements means credit, any other financial advantage including any opportunity to make, receive or increase any gain or revenue or to avoid or reduce any loss or expense, money or other property, or gift and any service, facility, system or information.

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IV.

REPORTING REQUIREMENTS

4.1

Transaction Reports

After executing a trade on a Personal Account, the Employee must ensure that the Compliance Officer promptly receives a copy of the contract note (or similar report) in respect of the transaction. The Employee must request each broker and/or bank/custodian at which the Employee maintains a Personal Account to supply duplicate contract notes and account statements directly to the Compliance Officer.

In addition, a quarterly confirmation that Personal Account transactions have been conducted and pre-cleared, or a statement that no such transactions have occurred, signed off by the Employee, must be submitted to the Compliance Officer no later than 30 days after the close of the quarterly reporting period.

4.2

Holdings Reports

Employees are required to disclose all their Personal Accounts and submit a statement for each Personal Account detailing all Reportable Securities held, at the start of employment or no later than 10 days after becoming an Access Person and annually thereafter.   Holding Reports must contain the information set out in the pro-forma attached.

Holdings reports should be dated no more than 45 days prior to the reporting date.

An Employee must notify the Compliance Officer promptly of any new Personal Account containing Reportable Securities.

4.3

Personal Accounts

Employees are required to notify the Compliance Officer of all Personal Accounts specifying, where applicable, the name of the name and address of the broker, the account holder’s full name and the account number and confirm agreement for the Compliance Officer to contact the broker to arrange for duplicate Personal Account confirmation notes to the Firm.

Employees are not permitted to undertake Personal Account transactions with the same individual employee at a broker with whom business is conducted on behalf of the Firm’s clients.

V.

INDUCEMENTS & GIFTS, INCLUDING BUSINESS ENTERTAINMENT

5.1

Policy

In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favour, entertainment (meals, sports events etc.), special accommodation, or other items of value (“gifts”), the Firm requires an Employee to obtain prior written approval for any gifts received or given above a de minimis value, or where this is not practicable, to report the gift as soon as possible.

Cash: All Employees are prohibited from giving or accepting any cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with

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or on behalf of the Firm.

Government Officials:  No gift of any value whatsoever involving government officials or their families (including a governmental, quasi-governmental or local authority) may be given or sponsored by the Firm or any Employee without the prior written approval of the Compliance Officer as such gifts may constitute unacceptable bribes in certain jurisdictions6.

5.2

Pre-Approval

It is a requirement of the Firm that any gifts received or proposed to be given by any Employee that exceed a value of £150 (GBP) must be approved in writing and in advance by the Chief Executive Officer or the Compliance Officer 7. In establishing the value of the gift, an Employee must reference the actual market value of the gift, including all relevant expenses such as transport and/or meals that may form part of the overall event

For gifts received, where these have been notified to the Employee in advance (e.g. an invitation to an event), prior approval as indicated above is required.  Where it is impractical to approve the gift prior to its receipt then it must be declared to the CEO and/or the Compliance Officer as soon as possible. The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Employee.

In the event of doubt as to whether a gift should be declared and approved, Employees should refer to the Compliance Officer.  In the absence of the Compliance Officer, the CEO may approve the giving or receiving of a gift.

5.3

Business Entertainment

An Employee may engage in business entertainment without pre-clearance.  An example of business entertainment is a meal with a client for the genuine purpose of discussing business. However, the following instances of business entertainment are subject to pre-clearance:

-

Any instance of business entertainment where the client or donor is not present;

-

An event attended by the recipient’s partner, friends or family;

-

Broker and issuer-sponsored conferences/research trips:  The Compliance Officer will give consideration on a case by case basis to whether any part of the cost relating to travel and accommodation for such conferences/trips should be paid for by the Firm.

Furthermore, an Employee may not accept or provide entertainment that is likely to be considered extravagant without written approval of the Compliance Officer (or in his absence, the CEO) and must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety.  Any such event must be approved by the Compliance Officer.

Where no valid business reason can be found for an event attended by an Employee it will be considered a gift and the Compliance Officer may require that all or part of the expenses be repaid by the Employee.

5.4

Reporting and Employee Acknowledgment

All gifts reported for approval must be in writing, disclosing inter alia the name of relevant Employee and

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external party(ies) involved, a description of the gift and an indication of approximate value.    Each Employee will be required to confirm in writing on a quarterly basis that they have reported all relevant gifts.

VI.

OUTSIDE AFFILIATIONS

6.1

Policy

Employees’ service on the board of directors of an outside company, as well as other activities or affiliations outside the Firm may give rise to potential conflicts of interest, examples of which include:

-

Serving a charitable organization as both as an officer, director, trustee, or in another managerial or financial capacity and investment manager of record.

-

-

Serving an estate account as both executor and/or administrator and investment manager of record.

-

Serving a trust/fiduciary account as both trustee/fiduciary and investment manager of record.

-

Serving a corporation or firm account as both director (officer or general partner) and investment manager of record.

It is the Firm’s policy that external business activities or affiliations are generally prohibited unless the Firm has determined that (i) such activity is not in inconsistent with the interests of the Firm’s clients, and (ii) does not interfere with the relevant Employee’s duties to the Firm.

Therefore, no Employee may serve as an officer, director, general partner, trustee, owner, proprietor, member of a limited liability company or partnership, consultant or agent for any business operation other than the Firm or its affiliates without prior written approval from the Compliance Officer.

6.2

Approval Process

Any Employee who wishes to serve as an officer, director, general partner, trustee, owner, proprietor, member of a limited liability company or partnership, consultant or agent for any business operation other than the firm or its affiliates must consult with and obtain the approval of the Compliance Officer.  To obtain approval:

➢

The Employee must set out in writing (e-mail is acceptable) the nature of any outside affiliation, the reasons for the affiliation and must describe any measures that will be taken to reduce the potential conflict of interest involved.

➢

The Compliance Officer’s approval must be documented in writing. The CEO should approve outside affiliations of the Compliance Officer.

The approval process outlined above also applies any time an Employee changes his/her status with respect to an outside affiliation.

On occasion, Employees may be required to supply the Compliance Officer with additional information concerning an outside affiliation before a decision is reached.

6.3

Affiliations with Publicly Traded Issuers

An outside affiliation involving publicly traded issuers must be reported if:

(a)

The issuer for which an Employee has been previously approved as director/trustee, officer or general partner intends to commence public trading;

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(b)

To the knowledge of the employee, a “family member” is, or becomes, an officer, general partner or director/trustee of a publicly traded issuer; or

(c)

To the knowledge of the Employee, he/she or a “family member” individually or together with others beneficially owns, in the aggregate, 5% or more of the equity securities of a publicly traded issuer.

For the purpose of this Code, “family member” is defined as an Employee’s:

-

Spouse,

-

Parents and grandparents,

-

Children, grandchildren and stepchildren,

-

Siblings,

-

In-laws,

-

Grandparents and grandchildren, and

-

Aunts and uncles.

6.4

Interest in Clients/Parties Doing Business with the Firm

No Employee may, without written approval, have a substantial interest in any outside business that, to his/her knowledge is a client of, or otherwise involved currently in a business transaction with the Firm.

A substantial interest includes:

➢

any investment in an outside business involving an amount which exceeds the greater of 10% of an Employee’s gross assets, or £10,000 GBP (or equivalent); or

➢

any investment in an outside business involving an ownership interest greater than 2% of the outstanding equity interests in the business.

Employees do not need approval for bank deposits, or investments in Mutual Funds, partnerships or similar enterprises that are publicly owned and engaged primarily in the business of investing in securities, real estate or other investments assets.

6.5

Political and Governmental Activities

Except with prior approval from the Compliance Officer no corporate political contributions or in-house activities (or commitments for contributions or in-house activities) may be made or undertaken.  This prohibition includes both US and non-US.:

➢

Contributions to incumbents, candidates and political campaigns;

➢

Contributions in support of or opposed to ballot issues;

➢

Payments of honoraria; and

➢

Donation of the Firm’s services of value to an incumbent or candidate for the purpose of influencing any election, reducing debt in connection with an election, or paying for transition or inaugural expenses incurred by a successful candidate.

Prohibited in-house activities include the donations of services, such as an Employee’s time during normal work hours, corporate equipment or facilities, or other corporate resources.

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An Employee must report to the Compliance Officer  if he/she:

➢

Holds an elected or appointed governmental, municipal or political party office or position; or

➢

Serves as an elected or appointed member of a governmental, municipal or political party board, body or advisory committee.

6.6

Reporting

All Employees will be required to submit a signed written statement annually detailing their external affiliations.

VII.

EXCEPTIONS TO THE CODE

The Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

➢

The Employee seeking the exception provides the  Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Employee;

➢

The Compliance Officer  believes that the exception would not harm or defraud a client, violate the general principles stated in the Code or compromise the Employee's or the firm's fiduciary duty to any client; and

➢

The Employee provides any supporting documentation that the Compliance Officer  may request from the Employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable laws including, inter alia, the Advisers Act.

VIII.

ADMINISTRATION OF THE CODE

8.1

Acknowledgement

The Compliance Officer shall distribute annually a copy of the Code to all Employees.  The Compliance Officer will also distribute promptly all amendments to the Code.

All Employees are required annually to sign and acknowledge their receipt of this Code by signing a form of acknowledgement (generally in the form of the Firm’s Employee Reporting Statement).

8.2

ADV Disclosure

The Compliance Officer shall ensure that the Firm’s Form ADV:

(i)

describes the Code of Ethics in Item 11of Part 2A, and

(ii) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

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8.3

Disclosure of Violations

If Employees are aware of a conflict of interest or any violation of the Code, policies or the law, they are under a duty to provide all details of the conflict of interest or violation to the Compliance Officer immediately.  The Compliance Officer will keep proper records of all such disclosures and serious violations may lead to disciplinary action including possibly dismissal.

8.4

Authority to Exempt Transactions

The Compliance Officer has the authority to exempt any Employee or any personal securities transaction of an Employee from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and would be in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

8.5

Record Keeping

The Compliance Officer will keep in an easily accessible place copies of this Code of Ethics, all Broker's Confirmations and, all trade confirmations, account statements, periodic statements and reports of Employees, copies of all pre-clearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code. The time period that the Firm will maintain these records is as stated in the Firm’s record retention policy (Section 6A).

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Footnotes

1 “Relevant person” (in summary) is defined as any of the following (a) a director, partner or equivalent, manager, Employee or appointed representative of the Firm, and (b) any other natural person, including persons operating under an outsourcing arrangement, whose services are placed at the disposal and under the control of the Firm and who is involved in the provision by the Firm of regulated activities.

2 “Access Person” means a supervised person who has access to non-public information regarding a client’s purchase or sale of securities, who is involved in making securities recommendations to clients or who has access to such recommendations that are non-public;  a “supervised person” means a director or officer (or other person occupying a similar status or performing similar functions), Employee and any other person who provides advice on behalf of the Firm and is subject to the Firm's supervision and control.

3 These include “Designated Investments” as defined by the FCA and any security as defined in section 202(a)(18) of the Securities Exchange Act of 1934 (15 U.S.C. 80b-2(a)(18)); the restrictions set out in this Code extend to any Employee’s involvement in any formal or informal offer to buy or sell, taking up rights on a rights issue and exercising conversion or subscription rights and exercising an option; the restrictions also extend to buying or selling an investment under any offer, including a take-over or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

4 For a definition of inside information please refer to the Compliance Manual.

5 For a description of the procedures relating to the Firm’s Restricted List, please refer to the UK Compliance Manual.

6 Please also refer to the Firm’s policy in respect of Outside Affiliations, including Political and Governmental Activities (Section VI of this Code of Ethics).

7 The CEO will report any such gifts or gratuities received or proposed to be given by him in excess of the nominal value to the Compliance Officer.

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